Exhibit 99.1

Coppersmith Value Partners, LLC
1370 Sixth Avenue, 25th Floor
New York, NY 10019

Scopia Capital Management LLC
152 West 57th Street, 33rd Floor
New York, New York 10019

Re: Joint Filing and Solicitation Agreement dated March 15, 2013

Reference is made to that certain Joint Filing and Solicitation Agreement between Coppersmith Value Partners, LLC, a Delaware limited liability company, and Scopia Capital Management LLC, a Delaware limited liability company (together, the “Parties”), dated March 15, 2013 (the “Agreement”).

In accordance with the terms of the Agreement, the Parties hereby agree that the Agreement and all their respective rights and obligations under the Agreement shall remain in full force and effect until such time that the Parties agree in writing to terminate the Agreement.

COPPERSMITH CAPITAL MANAGEMENT, LLC

By:	/s/ Jerome J. Lande
	Name:	Jerome J. Lande
	Title:	Managing Member

ACKNOWLEDGED AND AGREED:

SCOPIA CAPITAL MANAGEMENT LLC

By:	/s/ Matthew Sirovich
	Name:	Matthew Sirovich
	Title:	Managing Director of its Managing Member